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                              SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is made this 17th day of January, 1998 by and between SHENZHEN WABO GROUP CO., LTD. ("WABO") of 3/F Bao An Building, Shen Nan Zhong Lu, Shenzhen, Guangdong Province, China and PHOTRAN CORPORATION ("PHOTRAN") OF 21875 Grenada Avenue, Lakeville, Minnesota 55044, U.S.A.

                                    RECITALS

WHEREAS, the parties entered into a Joint Venture Contract dated August 11, 1994 (the "JV Contract") for the establishment of Shenzhen Fortune Conductive Glass Co., Ltd. (the "JV Company");

WHEREAS, in connection with the establishment of the JV Company various other contracts were entered into on August 11, 1994, including the Authorized Plant Site Construction and Purchase Agreement between the JV Company and WABO (the "Building Contract") and the P-1000 System and Supporting Equipment Authorized Purchase Agreement between the JV Company and PHOTRAN (the "Equipment Contract");

WHEREAS, disputes arose during the performance of the JV Contract, the Building Contract and the Equipment Contract and on February 19, 1997 WABO commenced arbitration proceedings against PHOTRAN before the China International Economic and Trade Arbitration Commission, Shenzhen Commission ("CIETAC"); and

WHEREAS, the following friendly negotiations between WABO and PHOTRAN the parties have agreed to settle amicably and to resolve finally all disputes between them in accordance with the terms set out in this Settlement Agreement.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. In accordance with the provisions hereafter set forth, WABO and PHOTRAN hereby agree to fully and finally settle all claims of whatsoever nature arising between them under or in connection with the JV Contract, the Building Contract, the Equipment Contract and all other agreements, documents or understandings between the parties with respect to any aspect of any of the foregoing.

2. In furtherance of the settlement between the parties, PHOTRAN agrees to provide compensation to WABO in the manner set out below:

(a) PHOTRAN shall pay to WABO US$1,500,000 (One Million Five Hundred Thousand United States Dollars) in cash. The full amount of the cash payment shall be remitted by PHOTRAN by telegraphic transfer to the following account:

Bank Name:  Bank of China, Shenzhen Branch, Baoan Sub-Branch.
Address: Baoan District of Shenzhen City, The People's Republic of China Account Number: 0115040004216
Name and Address of the Account Holder: Shenzhen WABO Group Co., Ltd. 3/F, Baoan Bldg., Shennan Zhong Road, Shenzhen, China.


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(b) PHOTRAN shall deliver to holders who are residents of the United States including companies registered in the United States, designated by WABO, stock certificates of Photran Corporation evidencing ownership of a total of TWO Hundred Thousand (200,000) shares of the common stock of Photran Corporation as soon as possible after the execution of this Agreement. Such shares shall be in unregistered form; provided, however, that PHOTRAN shall promptly and diligently commence proceedings to register such shares and shall use commercially reasonable efforts to cause an initial registration statement to be filed with the U.S. Securities and Exchange Commission within ninety (90) days of the date of receipt by PHOTRAN of an original copy of the Arbitration Award referred to in Section 5 below. WABO shall notify PHOTRAN of the names of the designees to whom the certificates will be issued to provide sufficient time for the issuance of the stock. PHOTRAN shall issue such shares of stock in full compliance with its Articles of Incorporation. WABO shall authorize, execute and deliver, and shall cause each of its designated holders of PHOTRAN stock to authorize, execute and deliver, all certificates, documents and agreements required by PHOTRAN to fully comply with the registration procedures in connection with the issuance of such shares of stock of PHOTRAN.

(c) WABO and PHOTRAN shall share equally the total amount of the arbitration fee paid by the parties to CIETAC in connection with the arbitration proceedings. The total amount is US$70,920 (Seventy Thousand Nine Hundred twenty Only United States Dollars), of which US$7,500 (Seven Thousand Five Hundred United States Dollars) has been paid by PHOTRAN. PHOTRAN shall remit the balance of its share, being US$27,960 (Twenty Seven Thousand Nine Hundred Sixty Only United States Dollars), to WABO in the same manner as specified in subsection (a) above.

Payment of the cash amount referred to in subsection (a) and (c) above shall be made by PHOTRAN within thirty (30) days of the date of receipt by PHOTRAN of an original copy of the Arbitration Award referred to in Section 5 below. Delivery of the stock certificates referred to in subsection (b) above shall be made by PHOTRAN within thirty (30) days of the date of receipt by PHOTRAN of an original copy of the Arbitration Award referred to in Section 5 below.

3. WABO and PHOTRAN hereby agree to terminate the JV Contract, and to take all necessary action so as to cause the Building Contract and Equipment Contract to be terminated. Immediately after the issuance of the Arbitration Award referred to in Section 5 below, WABO shall be responsible to conduct the procedures for dissolution of the JV Company in accordance with the JV Contract and relevant procedures of Chinese law. PHOTRAN shall have no claim on the assets of the JV Company in its dissolution, and all outstanding liabilities of the JV Company (in any) shall be borne by WABO.

4. Upon the effective Date of this Agreement, WABO and PHOTRAN shall discharge and release each other from any and all rights and obligations under the JV Contract, the Building Contract and the Equipment Contract and every other document and agreement related thereto. WABO and PHOTRAN further discharge and release each other from any and all existing and/or future claims against each other.

5. Promptly after its execution by WABO and PHOTRAN, this Settlement Agreement shall be submitted to the Arbitration Tribunal duly formed in accordance with the Arbitration Rules of China International Economic and Trade Arbitration Commission ("CIETAC Rules") and to the Secretariat of the CIETAC, Shenzhen Commission. The Arbitration Tribunal is hereby requested by the parties to render an Arbitration Award incorporating in their entirety the terms of this Settlement Agreement in accordance with Article 44 of the CIETAC Rules. Immediately upon issuance of the Arbitration Award, WABO shall cause the CIETAC Secretariat to deliver an original copy of the Award to PHOTRAN.


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6.   This settlement Agreement is made in both English and Chinese. Both language versions shall be equally valid. In case of discrepancy, the Chinese version shall prevail. This Settlement Agreement is made in three originals with each party keeping one copy and the third copy to be submitted to the Arbitration Tribunal.

SHENZHEN WABO GROUP COMPANY LTD.        PHOTRAN CORPORATION
Signature:                              Signature


--------------------------              -------------------------
Authorized Representative               Authorized Representative



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